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                                                                     EXHIBIT 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                 August 26, 2003

Connetics Corporation
3290 West Bayshore Road
Palo Alto, California 94303

Ladies and Gentlemen:

         We have acted as counsel to Connetics Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933 of the resale by the holders thereof of a total of $90,000,000 principal amount of 2.25% Convertible Senior Notes due May 30, 2008 (the "Notes") and the shares of common stock issuable upon conversion thereof (the "Shares"). The Notes were issued pursuant to the Indenture dated as of May 28, 2003 between the Company and J.P. Morgan Trust Company, National Association (the "Indenture").

         In connection with this opinion, (i) we have reviewed the Registration Statement, the Indenture, the Notes and certain of the Company's other corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Notes and the Shares, and (ii) we have made such inquiries of officers of the Company and public officials and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

         We have assumed the genuineness of all signatures on and the authenticity of all items submitted to us as originals and the conformity to originals of all items submitted to us as copies. We also have relied, as to matters of fact, upon the accuracy of representations and certificates of the Company's officers. We have also relied on the Company's records and have assumed the accuracy and completeness thereof. The opinions hereinafter expressed are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

         Based on and subject to the foregoing, we are of the opinion that (i) the Notes constitute legal, valid and binding obligations of the Company, and
(ii) following the issuance upon conversion of the Notes in accordance with, and in the manner contemplated by, the Notes, the Indenture and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable

         We express no opinion as to matters governed by laws of any jurisdiction other than the substantive laws of the State of New York (including the applicable choice-of-law

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rules), the laws of the State of Delaware and the federal laws of the United
States of America, in each case as in effect on the date hereof.

         We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Morrison & Foerster LLP

                                               Morrison & Foerster LLP